United States securities and exchange commission logo





                     October 29, 2020

       Ray Young
       Chief Financial Officer
       Archer-Daniels-Midland Co
       77 West Wacker Drive, Suite 4600
       Chicago, IL 60601

                                                        Re:
Archer-Daniels-Midland Co
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed on February
18, 2020
                                                            Form 10-Q for the
quarter ended March 31, 2020
                                                            Filed on May 1,
2020
                                                            File No. 1-00044

       Dear Mr. Young:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing